EXHIBIT 3.1

HEALTHWAREHOUSE.COM, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, Lalit Dhadphale and Patrick E. Delaney do hereby certify that:

1.           They are the President and Chief Executive Officer, and Chief Financial Officer, Treasurer and Secretary, respectively, of HealthWarehouse.com, Inc., a Delaware corporation (the “Company”).

2.           The Company is authorized to issue 1,000,000 shares of preferred stock, $0.001 par value per share, of which (i) 200,000 shares were previously designated as “Series A Preferred Stock,” of which no shares are issued and outstanding (“Series A Preferred Stock”), and (ii) 625,000 shares were previously designated as “Series B Preferred Stock” of which 368,862 shares are issued and outstanding (“Series B Preferred Stock”).

3.           All of the presently undesignated shares of preferred stock of the Company may be issued with such rights and powers as the board of directors of the Company (the “Board”) may designate.

4.           The following resolutions were duly adopted by the Board:

WHEREAS, the certificate of incorporation of the Company, as amended, provides for a class of its authorized stock known as preferred stock, consisting of 1,000,000 shares, $0.001 par value per share (“Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix and determine or alter the powers, designations, preferences and relative, participating, optional and other rights and qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares constituting any such series and the designations thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the Preferred Stock, which shall consist of up to 10,000 shares of the Preferred Stock which the Company has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of Preferred Stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of Preferred Stock as follows:

TERMS OF SERIES C PREFERRED STOCK

1.            Definitions

In addition to capitalized terms defined elsewhere herein, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Junior Securities” means the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior or pari passu to the Series C Preferred Stock in redemption or liquidation preference.

“Major Exchange” shall mean  the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“NAV Designee” means the director of the Company, if any, designated by New Atlantic Venture Fund III, L.P. and its affiliates, to serve on the Company’s Board under the terms of that certain Investor Rights Agreement dated August 3, 2011.

“Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Company, the Series B Preferred Stock, $0.001 par value per shares of the Company, and the Series C Preferred Stock.

“Pro Rata Share” shall mean the proportion that the aggregate Redemption Price that would be payable to a holder of Series C Preferred Stock based on the number of shares of Series C Preferred Stock held by such holder if such Series C Preferred Stock would be then redeemed bears to the aggregate amount owed by the Corporation to the holders of the Senior Secured Notes, inclusive of interest.

“Senior Convertible Notes” shall mean the two 7% Senior Secured Convertible Promissory Notes dated November 8, 2010, one payable to HWH Lending, LLC and one payable to Milfam I, L.P., each in the original principal amount of $500,000, and any replacement notes issued on or after the date hereof.

“Senior Secured Notes” shall mean the two 7% Senior Secured Promissory Notes dated September 2, 2011, one payable to HWH Lending LLC, and one payable to Milfam I, L.P., each in the original principal amount of $1,500,000.00, and any replacement notes issued on or after the date hereof.

“Series B Certificate of Designation” shall mean the Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock filed with the Secretary of State of the State of Delaware on November 8, 2010.

2.            Designation

The series of preferred stock established hereunder shall be designated as Series C Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be up to 10,000 (which shall not be subject to increase without the written consent of the holders of the Series C Preferred Stock in accordance with Section 4(b) hereof).  Each share of Series C Preferred Stock shall have a par value of $0.001 per share, and an original issue price equal to $100.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof, the “Original Issue Price”).

3.            Dividend Right

(a)           The holders of Series C Preferred Stock shall not be entitled to receive dividends, whether in cash or property.

(b)           So long as any shares of Series C Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on any Junior Security, or purchase, redeem or otherwise acquire for value any shares of any Junior Security, except for:

(i)           acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company;

(ii)          acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares;

(iii)         distributions to holders of Junior Securities in accordance with Sections 5 and 6; or

(iv)          the declaration and payment of the Annual Dividend to the holders of the Series B Preferred Stock on the terms described in the Series B Certificate of Designation.

(c)           The provisions of Sections 3(b) shall not apply to any repurchase of any outstanding securities of the Company that is approved by the Board, including the “Nav Designee.”

4.            Voting Rights.

(a)           General Rights.  The holders of the Series C Preferred Stock shall be entitled to one vote for each share of Series C Preferred Stock held at all meetings of stockholders (and written actions in lieu of meetings) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series C Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)           Separate Vote of Series C Preferred Stock.  For so long as any shares of Series C Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series C Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, recapitalization or otherwise):

(i)           Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred Stock; or

(ii)          Any authorization, increase or decrease in the authorized number,  or issuance of any new class or series of stock of the Company ranking senior to the Series C Preferred Stock in right of redemption, liquidation preference, voting rights, or dividend rights, or any increase in the authorized number of any such new class or series.

5.            Liquidation Rights.

(a)           Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Junior Security, the holders of Series C Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series C Preferred Stock held by them, an amount per share of such series of Series C Preferred Stock equal to the Original Issue Price plus any Accruing Dividends accrued but unpaid thereon, whether or not declared.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred Stock of the liquidation preference set forth in this Section 5(a), then such assets (or consideration) shall be distributed among the holders of Series C Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)           After the payment of the full liquidation preference of the Series C Preferred Stock as set forth in Section 5(a) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed to the holders of any Junior Securities in accordance with their respective rights and preferences as set forth in the Company’s Certificate of Incorporation.

6.            Asset Transfer or Acquisition Rights.

(a)           In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series C Preferred Stock shall be entitled to receive, for each share of Series C Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 5(a) above.

(b)           For the purposes of this Section 6, and except as otherwise determined by the written consent of a majority of the outstanding shares of Series C Preferred Stock voting separately as a class: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii)  “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c)           In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board, including the NAV Designee, on the date such determination is made.

7.            REDEMPTION.

7.1           Redemption by Action of Holders.        Unless prohibited by Delaware law governing distributions to stockholders, all outstanding shares of Series C Preferred Stock shall be redeemed by the Corporation at a price equal to the Series C Original Issue Price per share, plus all Accruing Dividends accrued but unpaid thereon, whether or not declared (the “Redemption Price”), within ten (10) business days after receipt by the Corporation from the holders of at least 50% of the then outstanding shares of Series C Preferred Stock, of written notice requesting redemption of all shares of Series C Preferred Stock (the “Redemption Request”).  The Redemption Request may be made at any time on or after the earliest of (i) January 15, 2013, (ii) any date prior to January 15, 2013 on which the Senior Secured Notes are declared by the holders thereof to be, or automatically become, due and payable on an event of default, acceleration event or otherwise, (iii) immediately prior to an Asset Transfer or Acquisition, or (iv) the date on which the Senior Secured Notes are no longer outstanding. Upon receipt of the Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. For the avoidance of doubt, the preceding sentence is intended to require the Corporation to use all of its assets to redeem the Series C Preferred Stock (other than those assets required to pay its debts as they come due, including the Senior Convertible Notes and Senior Secured Notes and to continue as a going concern under applicable Delaware law.)  The date of the payment of the Redemption Price shall be referred to as a “Redemption Date.”  If on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series C Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.  On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of those shares of Series C Preferred Stock to be redeemed on such Redemption Date with a bank or trust corporation, as trust fund, with irrevocable instructions and authority to the bank or trust corporation to pay, on and after such Redemption Date, the Redemption Price of those shares subject to redemption on the Redemption Date to their respective holders upon the surrender of their shares certificates representing the Series C Preferred Stock.

                                7.2           Redemption by Action of Corporation.       Unless prohibited by Delaware law governing distributions to stockholders, shares of Series C Preferred Stock (i) may be redeemed by the Corporation at any time and in whole or in part at a price equal to the Redemption Price, on one or more Redemption Dates specified in a written notice from the Corporation to the holders of the Series C Preferred Stock and (ii) except in connection with a Liquidation Event, shall automatically be redeemed by the Corporation based on the Pro Rata Share each holder holds of Series C Preferred Stock at any time amounts are paid (whether at maturity or by prepayment) on the Senior Secured Notes or any portion of the Senior Secured Notes are otherwise retired (each a “Redemption Demand”).  Notwithstanding the foregoing, Section 7.2(ii) shall not apply to the partial prepayment of the Senior Secured Notes to be made with the proceeds of the initial sale of the Series C Preferred Stock.  On each Redemption Date resulting from a Redemption Demand, the Corporation shall redeem, on a pro-rata basis in accordance with the number of shares of Series C Preferred Stock owned by each holder, the number of shares of Series C Preferred Stock subject to such Redemption Demand.

7.3          Redemption Notice.  The Corporation shall send written notice of the mandatory redemption resulting from a Redemption Request or a Redemption Demand (the “Redemption Notice”) to each holder of record of Series C Preferred Stock not less than five (5) Business days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)           the number of shares of Series C Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)           the Redemption Date and the Redemption Price; and

(c)           that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

7.4           Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series C Preferred Stock to be redeemed on such Redemption Date, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series C Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series C Preferred Stock shall promptly be issued to such holder.

                                7.5           Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series C Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent bank or trust corporation, as trust fund, so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series C Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series C Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefore; provided, however, that in the event any shares of Series C Preferred Stock that are the subject of such redemption on the applicable Redemption Date are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series C Preferred Stock shall remain issued and shall be entitled to all of the rights and preferences provided herein with respect to such shares unless and until the Redemption Price is paid with respect to such shares.

8.           No Reissuance Of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate this 14th day of October, 2011.

/s/ Lalit Dhadphale		/s/ Patrick E. Delaney
Name:	Lalit Dhadphale	Name:	Patrick E. Delaney
Title:	President & CEO	Title:	Chief Financial Officer,
Treasurer and Secretary

Certificate of Designation – Series C Preferred Stock
Signature Page